UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ARRAY TECHNOLOGIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-16(i)(1) and 0-11.

 EXPLANATORY NOTE

This Amendment No. 1 (“Amendment No. 1”) to the definitive proxy statement on Schedule 14A filed by Array Technologies, Inc. (the “Company”) with the Securities and Exchange Commission on April 10, 2023 (the “Original Filing”) in connection with its 2023 Annual Meeting of Stockholders to be held on May 23, 2023 (the “Annual Meeting”) amends the Original Filing to (i) correct the Chief Executive Officer (“CEO”) pay ratio from 85 to 1, as disclosed in the section entitled “CEO Pay Ratio” on page 33 of the Original Filing, to 102 to 1 and (ii) clarify that the total annual CEO compensation used in calculating the CEO pay ratio was based on our CEO Kevin Hostetler’s salary for 2022 on an annualized basis. Accordingly, the second paragraph under the section entitled “CEO Pay Ratio” on page 33 of the Original Filing shall read as follows:

“As of December 31, 2022, our last completed fiscal year:

•	We have estimated that the total annual compensation of our median employee (other than our CEO) was $58,800; and

•	The total annual compensation of our CEO, based upon Mr. Hostetler’s salary reported in the Summary Compensation Table below on an annualized basis, was $6,021,990.

Based on this information, for 2022, the ratio of the total annual compensation for Mr. Hostetler, our CEO, to the total annual compensation of our median employee was 102 to 1.”

Except as specifically discussed herein, this Amendment No. 1 does not otherwise modify or update any other disclosures presented in the Original Filing. In addition, this Amendment No. 1 does not reflect events occurring after the date of the Original Filing or modify or update disclosures that may have been affected by subsequent events.

If you have already voted and do not wish to change your vote, you do not need to do anything. Your vote will be tabulated as you previously instructed. If you are a stockholder of record, you may change your vote and revoke your proxy by (i) submitting a later-dated proxy prior to the Annual Meeting (by mail, internet or telephone); (ii) attending and voting online during the Annual Meeting at https://virtualshareholdermeeting.com/ARRY2023 (attendance will not, by itself, revoke a proxy); or (iii) providing written notice of revocation to our Secretary at Array Technologies, Inc., 3901 Midway Place NE, Albuquerque, NM 87109, before your shares are voted. If your shares are held in a brokerage account by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held On May 23, 2023:

This Amendment No. 1, the Original Filing and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 are available for viewing, printing and downloading at www.investorvote.com/ARRY. To view these materials, please have your 16-digit control number(s) available that appears on your proxy card.